Exhibit 21.1

SUBSIDIARIES OF THE COMPANY

SEPCO Industries, Inc., a Texas Corporation

DXP Acquisition, Inc., a Nevada corporation (doing business as Strategic Supply, Inc.)

PMI Operating Company, Ltd., a Texas limited partnership

PMI Investment, LLC, a Delaware limited liability corporation

Pump – PMI LLC, a Texas limited liability corporation

R. A. Mueller, Inc. an Ohio corporation

Precision Industries, Inc., a Nebraska corporation

Vertex Corporate Holdings, Inc., a Delaware corporation

Pawtucket Holdings, Inc., a Delaware corporation

PFI, LLC, a Rhode Island limited liability company